                                                                  EXHIBIT (a)(6)

                          [LETTERHEAD OF KOO KOO ROO]

CONTACT:     Laurie Raleigh/Michele Nachum
             The Blaze Company
             310/450-6060

             Rob Kautz
             KOO KOO ROO, INC.
             310/479-2080

FOR:         KOO KOO ROO, INC.
             Los Angeles, CA

                 KOO KOO ROO OFFERS TO REPURCHASE 1.2 MILLION
                                   WARRANTS

LOS ANGELES, CALIF., OCTOBER 3, 1996 -- Koo Koo Roo, Inc. (Nasdaq:KKRO) announced today that it is offering to repurchase warrants which entitle the holders to acquire 1,197,863 shares of its common stock at an average price of $5.72. The warrants were issued in connection with the Company's June 1995 private placement.
      Koo Koo Roo is offering $2.00 in cash for each warrant. The warrants and the shares underlying the warrants have not been registered for resale to the public and are restricted.
      The tender offer begins Monday, October 7, 1996 and will expire, unless extended, at 12:00 p.m. (EST) on October 28, 1996. The offer will be mailed directly to each warrant holder.
      "The Board of Directors concluded that it would be in the best interest of the shareholders to retire these warrants which represent 8% of the outstanding common stock for a cash outlay of $2.00 per warrant , if possible," said Rob Kautz, chief financial officer, Koo Koo Roo, Inc. "With over $22 million in cash, and the initiation of debt financing for store construction, this is an opportune time for the company to offer to repurchase the warrants; however, the company has no assurance that all or any portion of the warrants will be tendered."

                                    -more-

Koo Koo Roo Offers to Repurchase 1.2 Million Warrants
Page 2

The mission of Koo Koo Roo, Inc. is to provide a dining experience which contributes to healthier, happier and longer lifestyles. The company operates 25 restaurants in California, Colorado, Florida, and New Jersey. Its flagship restaurant concept, Koo Koo Roo California Kitchen, offers the quality, variety and fresh food of fine dining with the convenience and affordability of quick-service. The menu features proprietary Original Skinless Flame-Broiled Chicken(TM); fresh oven-roasted, hand-carved turkey; country herb and garlic rotisserie chicken; made-to-order tossed salads; specialty sandwiches on fresh baked rolls; a signature vegetable soup; and 24 side dishes. The company also owns the Arrosto Coffee Company and Color Me Mine, which operates and franchises paint-your-own-ceramic stores.

                                     ####

LOS ANGELES, CALIF., October 8, 1996 - Koo Koo Roo, Inc. (Nasdaq=KKRO) said today that its tender offer to repurchase warrants will commence on October 9, 1996 and will expire, unless extended, at 12:00 midnight (EST) on November 7, 1996, rather than October 28, 1996, as previously announced.